Exhibit 99.2
Transcript of
Westmoreland Coal Company
Investor Conference Call
October 26, 2012

Participants
Keith E. Alessi, our Chief Executive Officer
Bob King, our President and COO
Kevin Paprzycki, our CFO
Doug Kathol, our EVP

Presentation

Operator
Good morning ladies and gentlemen and welcome to the Westmoreland Coal Company’s investor conference call.  At this time all telephone participants are in a listen-only mode.  Following the formal presentation instructions will be given for the question and answer session which will be conducted by telephone.  Web participants wishing to ask a question will need to dial in by telephone to the audio portion of the call.  If anyone needs operator assistance at any time during the conference please press the * followed by the 0 on your telephone keypad.  As a reminder, this conference is being recorded today and a replay will be made available as soon as practical on the investor portion of the Westmoreland Website through April 26, 2013.  Management’s remarks today may contain forward-looking statements based on the company’s current expectations and assumptions regarding its business, the economy and other future conditions.  Because forward-looking statements relate to the future, they are subject to inherit uncertainties, risks and changes in circumstances that are difficult to predict.  The company’s actual results may differ materially from the results discussed in any such forward-looking statements.  For a summary of risk factors and other information regarding forward-looking statements, please refer to the company’s Form 10K for fiscal year 2011 as well as the company’s Form 10Q for the third quarter expected to the filed with the Securities and Exchange Commission on November 8th, 2012.  Any forward-looking statements represent the company’s views only as of today and should not be relied upon as representing its views as of any subsequent date.  While the company may elect to update its forward-looking statements at some point in the future, it specifically disclaims any obligation to do so even if its estimates change and therefore you should not rely on these forward-looking statements as representing the company’s views as of any date subsequent to today.  Mr. Keith E. Alessi, Chief Executive Officer of Westmoreland Coal Company will be delivering today’s remarks.  Thank you.  Mr. Alessi, please begin.

Keith E. Alessi – Westmoreland Coal Company – Chief Executive Officer
Good morning.  Joining you this morning from Denver, joining me is Bob King, our President and COO; Kevin Paprzycki, our CFO and Doug Kathol, our EVP.  We are

obviously very pleased to report out our third quarter earnings.  The third quarter represents a record quarter for the company as measured by adjusted EBITDA and earnings.  It’s the culmination of a lot of factors and its extraordinarily gratifying for us to have been able to post these numbers.  For some time now I have been chatting with people about how our business model is different from other coal companies.  I have certainly read with interest as other companies are trimming overhead and trying to be more efficient in their operations.  These are all measures, those of you who followed us for some time now, that we took back in 07, 08 and 09 when we were going through a pretty heavy period of turnaround activities.  We came out of that period of time really late in 2009, we started getting visibility of the effect of those turnaround efforts.  In 2010 and 2011, we put up 8 straight solid quarters.  We did the acquisition of Kemmerer here early in 12 and we are now on a run of about 12 straight quarters where I think people really can see the visibility of the earning capacity of this company.  One of the questions we always get is can I just take this quarter and multiply it by 4, does that give me an idea of run rate and the answer to that would be no.  In recent history and I’m cautious about saying this because there barely ever seems to be a “normal year,” but in recent history our third quarter has always been our strongest quarter and the reason for that is it tends to be a good time of year for coal power generation.  It tends to be a quarter in which our customers are all up and running.  If you look at the historical pattern, Q4 and Q1 probably would come in as our second and third best quarters, Q2 is always our weakest quarter.  It’s a quarter that gets impacted by hydroelectric, it also is a quarter that our customers generally, as well as ourselves generally, do our outages during that period of time.

So as we sit here today and you can see the numbers in the release and I’m going to let Kevin kind of walk you through more of the details of the numbers, we fully anticipate that our fourth quarter will be our second best quarter of this year.  I would not expect it to be quite as strong as our Q3.  Interestingly, our Q3, I don’t consider ourselves as been clicking on all cylinders.  We have certainly put up very good numbers, we have controlled expenses but there were operations that weren’t at maximum volumes so we feel very good about where we sit.  One thing that I feel very good about also is that we continue to deleverage the business on a net basis.  As you know we amortized the WML subsidiary debt off at a rate of about $18 million a year and then of course any cash we build up at the parent company we are subject to at the end of the year an excess cash flow sweep.  So while we are reporting net leverage, that still represents quite a bit of cash on the balance sheet but perhaps at year end here when we do the sweep we will come down some.  We have been able to take off a full turn of leverage from the time we did the Kemmerer acquisition earlier this year and one of the things I think that really distinguishes us from some of the others in the industry is back in 07 and 08 a lot of people were paying high valuations and levering up to do acquisitions and those haven’t really panned out in the subsequent period of time.  Now we were very fortunate to have been able to make an acquisition at Kemmerer at a very reasonable multiple and more importantly able to use the acquisition as the jumpstart to de-lever even quicker than we would have been able to do without it and we are certainly in the market looking for more of those kinds of opportunities.  As we sit here today, none of them are imminent, but we will continue to look for prudent types of acquisitions.

The other question I get quite a bit is about book earnings.  We obviously put book earnings in this quarter.  Interesting to note for the year, we recorded almost $30 million or a little over $30 million in interest expense.  So it is a very short putt of book profitability from where we are.  It’s a simple function of deleveraging.  For the year, our total interest expenses we have around $40 some million and as we deleverage that’s a very quick path to book earnings and many of you have heard me say EBITDA becomes EBIT and becomes net income as you do the deleveraging and I think you can see that we will demonstrate that over the next period of time.  I’m going to turn it over to Kevin to talk about numbers and then Bob is going to talk operationally and then I’m going to address the CEO transition which is also in the release and then we’ll open it up for questions.

Kevin Paprzycki – Westmoreland Coal Company – CFO
Good morning everyone.  Our Q3 EBITDA came in as $35.5 million, again that Keith pointed out, that’s a company record.  We increased over Q3 last year by over $11 million that’s a 47% increase.  Our third quarter results were largely driven by again Kemmerer, we have fantastic productivity there, but we also saw increased generation at Colstrip in our other mines which helped lead us to a great quarter.  Year to date EBITDA sits at over $77 million and that’s an increase of over 25% over 11 and interestingly enough, our year to date EBITDA through the first three quarters of 2012 actually exceed the full year 2011.  So our Q3 net income was $7.3 million, that’s three times our Q3 2011 net income and during the quarter we increased our cash $23 million to over $53 million.  That was done despite making the senior interest payment on our notes and as Keith pointed out, amortizing the WML net down.  So a great cash quarter for us.  Our total liquidity at the end of the quarter then sits with the cash plus our two revolvers at over $97 million.  So that’s all I had.

Bob King – Westmoreland Coal Company – President & COO
Thank you Kevin, this is Bob King.  I’ll start with safety, our number one core value.  Westmoreland’s safety numbers continue to improve in Q3.  Year to date, all of Westmoreland’s mines have reportable incidents rates lower than the national average as reported by MSHA and in fact across the board on average were 40% lower than the national average.  A significant note with regard to safety, our Beulah and Savage mines have worked the entire year so far this year without a reportable incident and Beulah has gone an entire 12 months or over 12 months without a lost time incident.  You will have seen last month we reported that our Rosebud mine received a Sentinels of Safety Award for large surface mines by the National Mining Association.  That award was presented at the mine expo in Las Vegas.  We are very happy with that award.  The people at our Rosebud Mine do an exceptional job and we are very proud of them for that achievement.  Finally our ROVA power plant operation has also worked over 600 days without a lost time accident.

Operationally, during the third quarter, Westmoreland’s mines experienced no major operational maintenance or maintenance issues and just great performances, obviously reflected in the numbers that Kevin just presented.  Based on where we are at, we do not see any reason that Q4 should be much different than Q3 operationally, although we do expect our mines to be running at a little higher production rates because early in Q3 we were off a little bit based on market demand.  At Kemmerer we continue to gain operational efficiency related to new practices that we implemented since the acquisition.  We are very happy with the performance that Kemmerer continues to exceed our expectations and continues to make a big impact on our revenue.

In the area of sales and production, first and second quarter of this year, our overall coal sales and production were off due to maintenance outages at a good number of our customer’s plants and lower demand due to competition from natural gas, hydro and wind.  When we look at ourselves in production year to date, nearly all of our shortfalls are related to two major issues though.  The first one being the equipment outage at Sherco Number 3, which has impacted our Absaloka production and low dispatch at our Colstrip plants primarily in the first half of the year, which impacted Rosebud sales.  The remainder of our facilities, so far this year really have run very close to what was budgeted and our customers have really taken most of their contracted tons.  In the third quarter of overall production increased and sales improved with warmer weather and competition from hydro and natural gas decreasing.  Gas prices increased actually more than we had anticipated.  Especially in the shoulder months gas prices are, you know, ranging in the low 3s as we speak.  We were expecting it to be somewhat lower than that and based on reductions in gas drilling we are anticipating gas prices going forward to be higher than they had been so far this year.  It should be noted that all of our coal costs to all of the other plants that we supply are compared to gas, we compare very favorably to gas.  We compete very favorably even in the $2 to $3 per million BTU range.  Recent power prices have increased over the last quarter and we are looking now at peak pricing somewhere in the $28 range, off peak pricing in the $25 range.  Based on those metrics, all of our customer plants are pretty much running near full load and you know early in the quarter that wasn’t quite the case, but near the end of the quarter almost all of our customers are running pretty much full out.  We continue to work closely with our customers to align basically with their needs and finally even though ROVA experienced some down time during the quarter due to tube leaks, overall our megawatt average sold we’re in line with our budget for the quarter.

I will mention one other thing with regard to Sherco Number 3 outage. Xcel is still indicating that repairs to this plant are on track and we are expecting them to be completed by the end of the first quarter of 2013 and that’s in line with what we previously reported.  I think that’s all I have got Keith so I’ll turn it back over to you.

Keith E. Alessi – Westmoreland Coal Company – Chief Executive Officer
Thanks.  The last point I just want to briefly comment on was the transition that we announced.  We brought Bob on board here earlier this year with the express intent that we would effect the transition that has been described in the press release.  But those of you who have been around for a while, you will recall that I served on the executive chair role back in the 08 timeframe and so I’m going to be resuming those responsibilities and certainly staying involved with the strategic direction and the financing side of the business.  Dick Klingaman, who is our current Chairman, is going to transition the role of lead independent director.  We have got a solid team in place, this does not represent any major departure in strategy although the Denver Business Journal this morning, the headline was “Westmoreland Stock is up on Announced Change in CEO”.

I’m not sure how I should read that but that’s how they have interpreted the press release, that’s their right to do so but we’ll continue work as a good team here and move forward.  With that let’s open it up for any questions that you have got out there.

Operator
Thank you.  We’ll now be conducting a question and answer session.  If you would like to ask a question please press *1 on your telephone keypad.  A confirmation tone will indicate your line is in the question queue.  You may press *2 if you would like to remove your question from the queue.  For participants using speaker equipment, it may be necessary to pick up your handset before pressing the * keys.  Calls in the queue are requested to limit their number of questions to one primary question and one followup question.  If you desire to ask additional questions please reenter the queue.  One moment please while we poll for questions.

Thank you.  Our first question is from the line of Matt Farwell of Imperial Capital, please proceed with your question.

<Q>:  Hey, good morning guys and congratulations on a great quarter.  I guess my first question relates to your cash costs in the coal segment which have come down to roughly $17-$18 from $25 in the second quarter.  Is that primarily due to volume or can you describe what other changes are taking place with regard to integrating Kemmerer?

Kevin Paprzycki – Westmoreland Coal Company – CFO
It’s primarily a factor of volume, with all the outages we had in the second quarter, Matt, it’s you know, getting the volume up there in the third quarter really just helps but I can’t say enough about the quarter that Kemmerer had.  Their productivity just continues to out perform everything we expected.  They are doing a great job.

Keith E. Alessi – Westmoreland Coal Company – Chief Executive Officer
You could actually over time expect to see our cash costs go down further and that’s a function of you know we still don’t have the Sherco account back at Absaloka.  Absaloka is our lowest cash cost mine so while we’re currently benefiting from the business interruption claim subsidy if you will, for those lost tons, when they come back on early in 2013 you would see a lower cost because of the mix between the mines.

<Q>:  Could you give us some more color on what type of run rate EBITDA Kemmerer is looking at versus your expectations when the acquisition took place.

Kevin Paprzycki – Westmoreland Coal Company – CFO
I think the original pro forma, the range we put out was $28-$31 and I think right now we are running probably in the high $30-$40 million range.

<Q>:  Excellent, regarding Absaloka, could you help just refresh us on what may happen if the tax credits are allowed to expire.  How should we be viewing that business, what changes might take place on the income statement?

Kevin Paprzycki – Westmoreland Coal Company – CFO
The Indian Coal Tax Credits is penciled in right now as part of the Extenders Bill and hopefully hear after the elections that the Extenders Bill goes through we are fairly confident we think it will and so we won’t have to unwind, but you know I think another positive is as the volume has been down with the Sherco fire, the team has done a great job of improving its cost structure there and I think we have gotten to the point where, while the Indian Coal Tax Credit is pretty significant, the mine is still generating cash by itself going forward.

<Q>:  Okay, and then finally any updates on ROVA?  I notice that during every call, but any updates on resolving the contractual issues of ROVA?

Keith E. Alessi – Westmoreland Coal Company – Chief Executive Officer
There is nothing imminent that will occur there.  We continue conversation and explore our options.  It’s an extraordinarily frustrating entity to deal with.  We think we’ve seen an opening in the line and it closes up when we get there, but we think we have a reasonable set of options that we’ll continue to explore but I would not expect to see anything occurring over the next three quarters or so.

<Q>:  Okay.

Keith E. Alessi – Westmoreland Coal Company – Chief Executive Officer
It’ll just continue to generate cash and will operate as is.

<Q>:  Excellent, well thanks a lot for taking my questions.

Keith E. Alessi – Westmoreland Coal Company – Chief Executive Officer
Thank you.

Operator
Thank you.  As a reminder callers are asked to limit the number of questions to one primary and one follow up.  The next question is from the line of Brian Taddeo of Gleacher & Company.  Please proceed with your question.

<Q>:  Hi, good morning everybody.  A couple of questions, first, Keith you mentioned the, in your comments about the cash sweep, any expectation on the size of what that might be now based upon you know how well the year’s gone that we expect 4Q from this point?

Kevin Paprzycki – Westmoreland Coal Company – CFO
As it sits right now we are probably looking at a cash sweep in the mid to high teens Brian.

<Q>:  And then, in the past you have mentioned the expectation to do about slightly over $100 million of EBITDA for the year you know given the good 3Q and what’s happened you to date, is that good thinking below 100s?

Kevin Paprzycki – Westmoreland Coal Company – CFO
Yeah, that’s where we’re hoping.

<Q>:  Operationally, I had a question with regards to, you mentioned the coal to gas switching etc. and you know there is some times when people who had the opportunity could go back and forth.  Are you finding all your customers are now back using coal 100% of the time?

Bob King – Westmoreland Coal Company – President & COO
Yes, all of our customers pretty much are using coal.  As I indicated, all of our operations deliver coal as pretty much lower than $2 per million BTU which could be very favorably with gas except for really extreme conditions like we saw earlier this year.

Keith E. Alessi – Westmoreland Coal Company – Chief Executive Officer
That was primarily in our industrial accounts at Kemmerer, where you saw that switching and Bob and the sales guys have gone back in and really incentivized our industrial accounts by indexing some of our contracts so that they are motivated to use coal.  But as it turns out with the gas price going where it was that turned into a kind of moot point.

<Q>:  And I want to know with Absaloka, I know in the past you talked about doing some additional test burns you know given that Sherco was down.  With gas price coming back up, has that picked up at all, are you doing any additional test burns there?

Bob King – Westmoreland Coal Company – President & COO
We have several test burns planned for later this year and early next year, including one this month.

<Q>:  Just one last one, sorry.

Keith E. Alessi – Westmoreland Coal Company – Chief Executive Officer
The silver lining of the Sherco situation has been that we have actually gained access to some new accounts that maybe we would not have otherwise.

<Q>:  And then one last one.

Bob King – Westmoreland Coal Company – President & COO
I might mention also one of the other things that is happening is, is we’re beginning to see some advantages from changes in regulatory environment.  Some power plants that were not scrubbed are now scrubbing and we’re starting to see indications of interest from those plants that are now scrubbed for Absaloka Coal.

<Q>:  And then just one last one on ROVA really quickly is it tube leak issues, are those now complete and behind you or did that extend into the 4Q?

Bob King – Westmoreland Coal Company – President & COO
Well tube leaks in power plants are not uncommon.  They happen in varying degrees of occurrence, but the tube leaks we had were not unusually out of line from what one might expect in a quarter.

<Q>:  But right now its back up and running 100%?

Bob King – Westmoreland Coal Company – President & COO
Yes.

<Q>:  Great, thank you very much.  Congrats on a good quarter again.

Operator
Thank you.  Our next question is from Alan Jacob, a Private Investor.  Please proceed with your question.

<Q>:  Hey guys, nice quarter.  My question is with the cash sweep.  I’m a little confused, does that pay off the bonds, is that what its used for?

Kevin Paprzycki – Westmoreland Coal Company – CFO
Yes, we take the cash flow generation that we do during 2012 and whatever that cash flow generation is essentially we hit it with 75% and we have to make an offer back to buy the bonds at par.

<Q>:  And they have their option to take it or not take it?

Kevin Paprzycki – Westmoreland Coal Company – CFO
Correct.

Keith E. Alessi – Westmoreland Coal Company – Chief Executive Officer
But we also have the option to go into the market if we choose to.

<Q>:  For an unlimited amount or for that amount?

Keith E. Alessi – Westmoreland Coal Company – Chief Executive Officer
For that amount.

<Q>:  For that amount, okay because I think I saw in our covenants we can not go into the open market to buy back bonds except at a certain time period which is not now, is that correct?

Keith E. Alessi – Westmoreland Coal Company – Chief Executive Officer
I think we interpret a little differently but we don’t intend to go until the end of the year when we know what the number is.

<Q>:  Okay because I guess, what I’m looking at which you eluded to earlier in terms of interest expenses sort of sitting with $54 million in cash and generating further cash and obviously interest rates being where we are we are probably getting close to 0 and we’re out there I guess at 10¾ on the bonds so I that’s a lot of money.  Obviously it may just be the way it is in the world, but you know that’s sort of a $6 million negative spread, right?

Keith E. Alessi – Westmoreland Coal Company – Chief Executive Officer
Yeah, it’s a negative arbitrage.

<Q>:  Yeah.

Keith E. Alessi – Westmoreland Coal Company – Chief Executive Officer
But it’s the catch 22, we needed to place the initial bond to give ourselves liquidity to operate, that gave us the opportunity to buy Kemmerer, which then lead to the Kemmerer bond, which are generating a lot of cash so the rate that we’re paying is higher than I think we’d pay if we were to go out in the market today, but it was the rate at the time we did them.  We understand the negative arbitrage and will use the provisions of the bond to you know, de-lever prudently as we can.

<Q>:  Yeah, which is great, which I totally understand.  Let me ask you one other question, not that you are interested in doing it, but do our covenants preclude us from buying back any stock with our cash?

Kevin Paprzycki – Westmoreland Coal Company – CFO
Yes.

<Q>:  I see.  And I guess one last question.  I saw about $388 million if I’m not wrong in debt that we have and I know our highest debt is 10¾ and I know we have some at 8.02% and maybe some at different rates and we paid $11 million, a little bit over $11 million in the quarter in interest and that sort of works out to around $44 million in change for the year.  It doesn’t sort of work out when I do that number, am I missing something?

Keith E. Alessi – Westmoreland Coal Company – Chief Executive Officer
There are other interest expenses on the Heritage side, you know the right hand side of our balance sheet is in all present values so there is an interest component to the expense on that side.

<Q>:  Now I got ya, okay that’s what I missed.  Okay thank you.

Operator
Our next question is from Jeff Boyd, a Private Investor.  Please proceed with your question.

<Q>:  Hi, I just had a question on, I know a lot of your plants are mines going directly to the power plants.  Are any of your power plants at risk of being, say shut down or converted to natural gas because of the emissions issues that are currently in the news?

Bob King – Westmoreland Coal Company – President & COO
The power plants that we are providing coal to, generally speaking are pretty much key to the grids in which they operate.  They are generally very large units and have very low cost structures that allow the owners to put those controls on them that need to be put on in order to comply with new regs.  Our conversations with our customers are, that they are planning on, if they are not already on, they are planning on putting on those controls based on both the economics and the critical nature of those plants.  However, we do and we announced earlier this year, that at Kemmerer, our primary customer is PacifiCorp at the Naughton plant.  They are actually planning on converting that one unit to gas but that has been factored into our economics going forward and our business plan.

Keith E. Alessi – Westmoreland Coal Company – Chief Executive Officer
Just one of the units, not the entire facility.

Bob King – Westmoreland Coal Company – President & COO
Right.

<Q>:  Okay.  One other question.  You mentioned that interest was, you mentioned while if we didn’t have this interest we would be GAAP profitable which is great, but how do you get there.  Are you going to just generate cash, thinking you’ll pay off the debt or are you thinking about issuing stock?

Keith E. Alessi – Westmoreland Coal Company – Chief Executive Officer
No on the second question, yes on the first.

<Q>:  Okay.

Keith E. Alessi – Westmoreland Coal Company – Chief Executive Officer
As the WML debt amortizes obviously interest rate comes down.  As we sweep with the parent company bonds, that interest rate will also come down.  It’s a simple deleverage story out of cash flows generated at the base business.

<Q>:  Thank you.

Operator
Our next question is from the line of Bob Clutterbuck of Clutterbuck Funds.  Please proceed with your question.

<Q>:  Good morning gentleman, pardon the little cold here.  Fantastic, fantastic quarter.  Following up on a question earlier, is the wye spur in Absaloka, is it completed, and can you go maybe give a little more visibility on these test burns as to potential timing and the process there?

Bob King – Westmoreland Coal Company – President & COO
The western wye is under construction and we have started that construction process.  We are still waiting on one approval from Washington DC to complete that.  We expect that construction to be completed by the end of the year.  With regard to test burns, I’m not sure we can elaborate a whole lot more based on confidentiality except to say that we do have quite a bit of interest in Absaloka coal and we are beginning to penetrate additional markets where utilities have either put on new scrubbers or are planning to put on scrubbers.  As I said, we have several test burns planned over the next few months, including one this month and some very early next year.

<Q>:  We do expect to have completed the western wye prior to the year-end though, is that right Bob?

Bob King – Westmoreland Coal Company – President & COO
That’s our expectation, yes.

<Q>:  Okay, and the next question I’m not sure which one of the three of you would like to handle it.  Keith, you have always talked about deleveraging and a combination of, you know, increased EBITDA and/or reduced debt.  Do you have any, you have addressed on this to a degree on the last call.  Do you have a goal of a year and half or two years out as to where you want to be at from a leveraging, leverage point of view?

Keith E. Alessi – Westmoreland Coal Company – Chief Executive Officer
Well I’m a big fan of using financial leverage to accrue of the benefit of the shareholders in a growth environment.  So a lot of it will have to do with whether we have further growth.  Adding on leverage when your growing that’s a good thing.  If your just sitting still then you want to deleverage.  If were to just sit still for argument sake, anything under 3 I’m very comfortable with and then just the lower you go the less interest you pay but that’s not a, I mean that’s a good story but its not the best of equity stories.  I think the better equity story comes from prudent acquisitions that grows the entire business.  We certainly believe that 2013 is going to be a better year than 2012.  We’re going to have Kemmerer in the fold for the entire year versus the 11 months this year.  We expect to see improvements across the board in our operations.  So if we just sit still with the current portfolio of assets we would expect to deleverage under 3 sometime next year and anywhere in that range I’m very comfortable just staying there or continuing down the glide path, if so be it.

<Q>:  I know, and thank you for that.  Earlier you mentioned an acquisition, it’s just too hard to tell, just too much of a jump off?

Keith E. Alessi – Westmoreland Coal Company – Chief Executive Officer
Well we looked at some assets that were publicly marketed and you can probably connect the dots as to who’s assets they were earlier this year, but we passed because valuations weren’t acceptable to us.  We have got conversations going on right now that are at various stages.  Keep in mind we are dealing typically with large, more bureaucratic organizations that take longer periods of time to reach decisions so we have been very active in it, we’ve looked at stuff, we are looking under every stone but we are staying very close to our knitting and we are being very prudent in terms of the range of the values we are willing to consider.  So it is a jump all right now, I don’t see anything imminent, but I could see something happening 2013, if the sun and moon and stars aligned here properly.

<Q>:  I got ya.  Well a terrific quarter and just keep it going.

Keith E. Alessi – Westmoreland Coal Company – Chief Executive Officer
Thanks.

Operator
Thank you.  Our next question is from Stephen Rosenbaum, a Private Investor.  Please proceed with your question.

<Q>:  Yes, I would just like to know if there is any update on the plan to ship to China?  There was a rail problem when I spoke to you last time and a question of whether it was economically viable.

Doug Kathol – Westmoreland Coal Company – EVP
You know we constantly take looks at the international market place.  The international prices have declined as well.  It was always a stretch for our Absaloka coal to move to the west given the location of the ports which are in Canada, Vancouver, Ridley Island in Prince Rupert.  We are always open to discussions.  We have had no firm commitment and given the current market place I would expect that that is probably the case for the next year.

<Q>:  Okay thanks.

Operator
Our next question is from the line of Frank Duplak with Prudential Financial.  Please proceed with your question.

<Q>:  Morning guys.  Congratulations, good quarter.  I had two questions.  Insurance proceeds for Sherco were how much in the quarter?

Kevin Paprzycki – Westmoreland Coal Company – CFO
You know good question Frank.  The insurance proceeds we had received in Q2 $5 million and we increased our cash to the level of this despite the fact that the next $5 million came in early October instead of actually in the quarter.

<Q>:  So none actually in 3Q?

Kevin Paprzycki – Westmoreland Coal Company – CFO
That’s correct.

Keith E. Alessi – Westmoreland Coal Company – Chief Executive Officer
The actual cash didn’t but the book impact of it would have been in the quarter for $3-$4 million.  But the actual cash wouldn’t have shown up.

<Q>:  Okay.  And then Kevin, just one for you.  Can you just, if you would talk about it now just where you guys are relative to the covenants at WRI, I knew you guys had some quarterly covenants here coming up.  I’m assuming with Kemmerer doing well you’re in good shape and I just wanted to verify where we are versus those covenants.

Kevin Paprzycki – Westmoreland Coal Company – CFO
Yeah, Frank I think you are referring to the WML covenant?

<Q>:  I’m sorry, WML, I’m sorry yeah.

Kevin Paprzycki – Westmoreland Coal Company – CFO
Yeah, we’re well in compliance, so we’ll have plenty of cushion going forward on our WML covenants.

<Q>:  Okay, so feeling good through the rest of this year into 2013?

Kevin Paprzycki – Westmoreland Coal Company – CFO
Yes.

<Q>:  Okay.  Just any thought on CAPEX for 2013, yet?

Kevin Paprzycki – Westmoreland Coal Company – CFO
You know I think this year we’re running about $1.20 a ton, so we’ll probably come in somewhere $25-$26 million and I think it’s pretty close to that run rate going forward.  You know we just completed our long-term plan.  Some years are a little higher than that and some years are a little lower.

<Q>:  Good, I appreciate it.  Thanks guys.

Operator
Our next question is from Charles Fisher of LF partners.  Please proceed with your question.

<Q>:  Good morning gentleman, nice quarter.  For you guys is there any possibility to sell some additional coal in the State of Texas given some of the changes in the rail contracts?

Bob King – Westmoreland Coal Company – President & COO
We don’t anticipate increasing our coal sales at Jewett significantly.  Based on that, they have contracts in place already out of the PRB that are projected going forward and based on those contracts, they have a planned mix of our coal plus PRB coal.

Keith E. Alessi – Westmoreland Coal Company – Chief Executive Officer
But the reserves in Texas are totally dedicated to NRG and we’re basically a contract miner there, so any incremental tons only come on at a buck 20 so there wouldn’t be any significant upside there even if they were to bump tons a couple of million, it would only be a couple of million dollars.

<Q>:  Okay, that’s helpful Keith.  This is a, an Imperial had written a report a month or so ago and they had talked about some legacy liabilities, is there any extra color you can give on maybe tightening up some of their estimates on that on the call or is that possible?

Keith E. Alessi – Westmoreland Coal Company – Chief Executive Officer
Well the legacy liabilities are as stated.  I am not entirely certain what paragraphs or the words in their report were there, but the quick headlines on legacy cost is that we’re talking about postretirement medical liabilities to retirees and we’ve brought that liability down back in 2010 by almost $120 million and now it’s just an actuary calculated number and it runs off.  Our experience has been that we’re actually running ahead experience wise of what we had projected, but because it’s a present value of liability the decline in interest rates resulted in a higher book charge, although the cash charge is lower.  That works its way through our adjusted EBITDA number.

<Q>:  Terrific.  Thanks Keith.  Was there some changes, possible changes for the Federal Government to let some of the assumptions on legacy and pension cost change in the low interest rate environment or did I not see that properly, it has not been implemented or they never passed?

Kevin Paprzycki – Westmoreland Coal Company – CFO
No, you got it right.  There is actually two things that are going to reduce our pension contributions in the near future.  The first is we went back and amended the WML covenants to reduce the funding requirements to 80% and then right on the heels of that the IRS put out their amended funding requirements and so in the next couple of years our pension funding requirements will be much less than the level we’ve seen going back 3-5 years which were pretty high given the low discount rate environment that we’re in.

Keith E. Alessi – Westmoreland Coal Company – Chief Executive Officer
Now the good news on our pensions is we’re well funded, close to 90% which most companies can’t say.

<Q>:  That’s great.  Thanks Keith and Kevin.  On the wye, do you have any estimate on what that might cost?

Doug Kathol – Westmoreland Coal Company – EVP
Yeah, we’re projecting it somewhere in the order of $6 million and that’s in the CAPEX.  It’s already in the CAPEX number.

<Q>:  Sure.  And kind of rhetorically, I assume you wouldn’t spend that money unless you didn’t think there was a reasonable chance there’d be some return on it?

Doug Kathol – Westmoreland Coal Company – EVP
Yeah that would be true.

<Q>:  And last question if I could, the share count seems to have popped up by about a million shares, did I see that properly?

Keith E. Alessi – Westmoreland Coal Company – Chief Executive Officer
You would probably be seeing the share based compensation shares.  We have not issued any shares this year.

<Q>:  Because in the press release the CAP went from about 14.2 to a little over 15 in the press release on a diluted basis?

Kevin Paprzycki – Westmoreland Coal Company – CFO
I think that’s an impact that actually being a profitable quarter in the calculation.  So in a loss quarter we don’t do the fully diluted, we have a different share number.  When you are profitable the calculation is a bit different.

<Q>:  Okay, okay.  Thanks Kevin, I appreciate that.  That’s guys, good work.

Operator
Our next question is from the line of Alan Jacobs, a Private Investor.  Please proceed with your question.

<Q>:  Just going back to Texas, speaking of Texas, we came in second place in that big, to provide the coal in that big coal to gas project that kind of stalled out in the last couple of years, but I have been reading in The Wall Street Journal that the Chinese are coming up with $2.5 billion and it actually looks like that big project is going through.  Now I know we were not providing the coal, but I wonder since we came in second is there any possible benefit down the road to us in that project?

Keith E. Alessi – Westmoreland Coal Company – Chief Executive Officer
The project you’re referring to Alan ended up going to Illinois and then didn’t happen.

Bob King – Westmoreland Coal Company – President & COO
The one thing I would tell you is that going forward we do expect that there’s going to be technologic opportunities that will allow us across the board to possibly take advantage of those and increase the uses of coal for coal to liquids or the latest technology for generation plants and that going forward is something we would hope would happen, but we don’t see anything on the very near term radar that would indicate that that’s going to be in the short-term.

<Q>:  Let me ask you something about that because our coal is not the highest BTU content, but for those purposes of turning it into a liquid, is it actually better or worse than coal that we possess?

Bob King – Westmoreland Coal Company – President & COO
It I think, depending on the technology used it either can be better or worse, but I think more importantly the thing that will drive that equation is the cost of producing that coal as an input feedstock and we do have low cost production and low cost opportunities to penetrate that market if it evolves.

Keith E. Alessi – Westmoreland Coal Company – Chief Executive Officer
That said it’s really not an opportunity in Texas because those reserves are totally dedicated to NRG.  It’s really not an opportunity at Colstrip because the vast majority of the reserves there are dedicated to the Colstrip operators.  If it was an option, it would be an option at Absaloka or perhaps Beulah and maybe Kemmerer.

<Q>:  Yeah.

Operator
Our next question is a follow up from the line of Charles Fisher of LF Partners.  Please proceed with your question.

<Q>:  I have one more quick question.  On the PacifiCorp facility at Naughton, is there any color you can give us as to why they would like to switch to natural gas?

Bob King – Westmoreland Coal Company – President & COO
If you read their public utility filings or their commission filings, they indicate that they are planning on doing that, not necessarily because site specific to Naughton, but they reached a system wide agreement with the environmental groups and their commissions to make reductions and the Naughton three plant turned out to be the thing that the could sacrifice on a system wide basis to meet those requirements and to be able to reach an agreement with their environmental intervenors.  So it was directly related to the economics or the environmental aspects of not in itself, but their system wide, trying to come to an accommodation on a system wide basis with the environmental community.

<Q>:  Terrific.  Thanks for that Bob.  Thank you very much.

Operator:
Thank you.  There are no further questions at this time.  I would like to turn the floor back to management for concluding comments.

Keith E. Alessi – Westmoreland Coal Company – Chief Executive Officer
We’ll plan with chatting with folks here at the end of the year and we appreciate your continued support.  Thanks.

Operator
This concludes today’s investor conference call.  If you would like to access this call for digital replay, you may dial 8776606853 and enter your conference ID number 401808.  Thank you.